Exhibit 99.1

2007 NON-EMPLOYEE DIRECTOR
STOCK APPRECIATION RIGHTS AGREEMENT

Ralcorp Holdings, Inc. (the "Company"), effective September 27, 2007, grants to ____________________ ("SAR Holder") this  Stock Appreciation Right (the “SAR”)  relating to _____ shares of its $.01 par value Common Stock (the "Common Stock") at a price of $56.56 (“Exercise Price”) per share pursuant to the Ralcorp Holdings, Inc. 2007 Incentive Stock Plan (the "Plan").  Subject to the provisions of the Plan and the following terms, SAR Holder may exercise this SAR as set forth below by tendering to the Company (or its designated agent), irrevocable written notice of exercise, which will state the number of shares under the SAR to be exercised.  Upon the exercise of all or a portion of the SAR, the SAR Holder shall receive from the Company an amount by which the fair market value of the underlying Common Stock exceeds the exercise price of the exercised portion of the SAR.  Such amount of appreciation on the underlying shares shall be paid to the SAR Holder in shares of Common Stock of the Company based on the fair market value of such shares on the date of exercise.  All determinations of fair market value shall be made by the Corporate Governance and Compensation Committee of the Company’s Board of Directors in accordance with the Plan.  In lieu of fractional shares, the amount to be paid upon exercise shall be rounded up to the nearest whole number of shares.

NOW THEREFORE, the Company and SAR Holder agree, for and in consideration of the terms hereof, as follows:

1.
Exercise - This SAR shall become exercisable upon the occurrence of any of the events set forth below.  This SAR shall become exercisable in full on the date of such event and shall remain exercisable for the periods set forth below.  Thereafter, the unexercised portion of this SAR is forfeited and may not be exercised.

a.	SAR Holder’s death (exercisable for three years).

b.
SAR Holder’s voluntary termination or retirement (whether pursuant to any mandatory retirement provision of the Company’s Articles of Incorporation, Bylaws or Board resolution, or otherwise) at or after attainment of age 72 (exercisable for three years).

c.	SAR Holder’s voluntary termination due to mental or physical impairment resulting in his inability to serve as a Director (exercisable for three years).

d.
SAR Holder’s voluntary termination, or termination due to expiration of SAR Holder’s term without re-election to a subsequent term, in connection with or following a Change-in-Control (exercisable for six months).

e.
SAR Holder’s voluntary termination, or termination due to expiration of SAR Holder’s term without re-election to a subsequent term, other than under circumstances set forth in paragraphs 1.b., 1.c., or 1.d. (exercisable for 90 days).

2.
Forfeiture - Notwithstanding anything to the contrary contained in the Plan, this SAR is subject to forfeiture if SAR Holder is removed from his position as a Director for cause in accordance with the Company’s Articles and Bylaws and the corporation laws of the State of Missouri or if SAR Holder fails to exercise this SAR within the appropriate period set forth in paragraph 1, but shall not be subject to forfeiture for any other reason.  Following forfeiture, no portion of this SAR may be exercised.

3.
Change in Control - In the case of a Change in Control (other than a transaction in which the Company is the continuing or surviving corporation and which does not result in the outstanding shares of Common Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof), SAR Holder shall have the right (subject to the provisions of the Plan and any limitation applicable to the SAR contained herein) thereafter and during the term of the SAR, to receive upon exercise thereof the Acquisition Consideration (as defined below) receivable upon the Change in Control by a holder of the number of shares of Common Stock which would have been obtained upon exercise of the SAR or portion thereof, as the case may be, immediately prior to the Change in Control.

4.	Definitions - For purposes of this Agreement, the following terms have the meanings set forth below:

a.
“Acquisition Consideration” - Shall mean the kind and amount of shares of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one share of the Common Stock upon consummation of a Change in Control.  In the case of a Change in Control resulting from the event set forth in paragraph 4(b)(i), the value of the Acquisition Consideration shall be equal to the highest price paid by such person for a share of the Company’s Common Stock during the two-year period preceding the date on which such person became the beneficial owner of more than 50% of the Company’s Common Stock.  If such price is paid in the form of non-cash consideration, the value of the Acquisition Consideration shall be equal to the fair market value of such consideration at the time of the purchase of such share.

b.
"Change in Control" - Shall mean when (i) a person, as defined under the securities laws of the United States, acquires all or substantially all of the assets of the Company or acquires beneficial ownership of more than 50% of the outstanding voting securities of the Company; or (ii) the directors of the Company, immediately before a business combination between the Company and another entity, or a proxy contest for the election of directors, shall as a result of such business combination or proxy contest, cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

5.
Adjustments - In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, the number and class of securities and exercise price per share subject to this SAR shall be appropriately adjusted (or a substituted SAR may be made, if applicable), by the Company to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is appropriate.

6.	This 2007 Non-Employee Director Stock Appreciation Rights Agreement shall be governed by the laws of the State of Missouri without reference to the conflict of laws provisions thereof.

7.
No amendment or modification of this SAR shall be valid unless the same shall be in writing and signed by the Company and SAR Holder.  The foregoing, however, shall not prevent the Company from amending or modifying the Plan except that no such amendment or modification shall adversely affect the SAR Holder’s rights under this 2007 Non-Employee Director Stock Appreciation Rights Agreement.

ACKNOWLEDGED	RALCORP HOLDINGS, INC.
AND ACCEPTED:

____________________________	BY:	/s/C. G. Huber, Jr.
__________________, SAR Holder	C. G. Huber, Jr.
Secretary

____________________________
Date